Exhibit 10.3

Agreement organizing the extension of the expatriation of Mr. Pierre Hauswald in P.R. China with a local employment contract

By and Between the undersigned

The Company DARAMIC SAS (Société par Actions Simplifiée)

With a capital of 10,065,000 Euros

Registered in the “Registre de Commerce” in Colmar, France under the number; B 392 391 728 000 20

Code NAF: 2229 A,

Located at 25 rue Westrich, 67600 SELESTAT, France

With Social Security contributions paid under the number 162 172 137 13001 to the URSSAF, located at 16 rue Contades, 67307 SCHILTIGHEIM, France

Acting through its authorized representative Isabelle Goldin, Human Resource Manager DARAMIC SAS, Sélestat

Hereinafter referred to as “the Company”

On the one part,

And

Mr. Pierre Hauswald

Born on May 15, 1953 in Sainte-Marie-aux-Mines (68) - France

French Nationality, France

Family situation:  Married

Residing at

7, rue Saint-Urbain

F-67650 Dieffenthal

On the other part

And after stating that:

1.              Term and Conditions:

Mr. Pierre Hauswald has been hired by Daramic SAS (formerly GRACE) on June 22, 1987. He exercised in this company various functions on the site of Sélestat and on behalf of the group, both in France and abroad.

Today, Mr. Pierre Hauswald works on the site of Sélestat as salaried with the function of Director of Development and Industrialization of New Products.

Starting from May 1st,  2012, Mr. Pierre Hauswald will be an expatriate of the company Daramic Shanghai Battery Separators Co. Ltd. as President Daramic Asia.

Mr. Pierre Hauswald continues to perform his mandate of President of Daramic SAS and is paid for it.

The employee undertakes to bring to the company any change which would intervene in situations reported his hiring (address, family status,...).

The Company undertakes to support all expenditures incurred for obtaining or renewal of resident visas and permits, passport, medical visits, vaccine and help Mr. Pierre Hauswald in its efforts to obtain these documents.

2.              Title, duties and attributions:

Mr. Pierre Hauswald will have the position of President Daramic Asia under the authority and taking in account the guidelines that will be given to him by the CEO of Polypore, Mr. Robert Toth.

The mission and the responsibilities of Mr. Pierre Hauswald are described in an annex to this contract.

3.              Place of work:

Mr. Pierre Hauswald will exercise its functions at Polypore (Shanghai) Membrane Products Co. Ltd., Room 1216, WaiGaoQiao Building, N ° 6 Jilong Road, WaiGaoQiao Free Trade Zone, Shanghai, 200131 - People’s Republic of China.

In the frame of his duties in the PRC, Mr. Pierre Hauswald may be asked to travel around the world. Mr. Pierre Hauswald agrees and expressly accepts these professional travels.

4.              Duration of the mission abroad:

Expatriation of Mr. Pierre Hauswald to Polypore (Shanghai) Membrane Products Co. Ltd., L1, 3rd Floor, no. 207 Taigu Road WaiGaoQiao Free Trade Zone, located in Shanghai 200131 - People’s Republic of China is fixed for the period from May 1st, 2012 to December 31st, 2013.

The mission of expatriation can be renewed from January 1st, 2014 to May 31st, 2015.

5.              Remuneration:

Mr. Pierre Hauswald’s base salary will be an annual salary of gross base approximately 1,484,600 RMB over 13 months. (French base wages = gross annual salary of basis of 148,460 Euros, which will increase on the basis of individual merit and will be used as the basis for determining the remuneration at the end of his expatriation). The exchange rate applicable for the conversion of salary was agreed to 1.00 Euro = 10.00 RMB for the period from 1 May 2012 to 31 December 2013. Mr. Pierre Hauswald’s total compensation will be paid in RPC in Euros on his bank account between 25 and 30 of each month at the latest. The salary will be paid to Mr. Pierre Hauswald under the same conditions that apply to the site of Shanghai, PRC. Mr. Pierre Hauswald is paid to carry out its mission to a successful outcome in respect of the duration of the work provided for by the legislation Chinese.

Mr. Pierre Hauswald salary may be reevaluated in regards of exchange rate between RMB and the Euro.

In case Mr. Pierre Hauswald would like to transfer part of his salary on a French bank account, he should set a fixed amount in euro before his departure. This amount will be revised by mutual agreement and on a quarterly basis. Bank and Exchange related to this amount costs would be fully supported by Polypore (Shanghai) Membrane Products Co. Ltd., at the rate of Exchange in effect at the time of the transfer.

Polypore (Shanghai) Membrane Products Co. Ltd. will support housing costs and the costs corresponding to a car with a driver function (the maximum monthly amount may not exceed RMB 30,000 for the housing and RMB 20,000 car service chauffeur).

The company will pay contributions to the voluntary insurance of the French social security system on behalf of Mr. Pierre Hauswald and his wife (according to law), and contributions to unemployment insurance of the French regime and supplementary pension and provident funds. These contributions will be supported by Daramic SAS Sélestat, which must be repaid by Polypore (Shanghai) Membrane Products Co. Ltd.

Mr. Pierre Hauswald is qualified for the Polypore Incentive Plan with a target set at 50% of gross basic annual salary.

Mr. Pierre Hauswald is also eligible for the stock options plan of Polypore.

It is expressly agreed between the employee and the company that this compensation includes all compensation and bonuses of any kind and of any nature whatsoever that may result from the application of the collective agreement.

Moreover, the parties agree explicitly between them that this remuneration is linked to the execution of this contract and takes into account the specificities related to its execution.

6.              Revision of salary

Mr. Pierre Hauswald compensation may be reviewed annually, April 1st,  taking into account the economic context, the PRC (inflation rate) of the financial performance results (EBITDA) society and the individual performance of Mr. Pierre Hauswald.

7.              Business Expenses

Subject to compliance with the Company’s normal and customary policies regarding substantiation and verification of business expenses that will incur to the employee on behalf of the Company.  The Company shall pay, or reimburse Mr. Pierre Hauswald, for all customary and reasonable expenses incurred in connection with the performance of his duties as President Daramic Asia.

8.              Taxes

During his assignment, Mr. Pierre Hauswald will be on the PRC payroll and PRC federal, state and social security taxes will be withheld from his pay.

Any actual tax required to be paid in France and the PRC relating to income earned prior to the start of Mr. Pierre Hauswald’s PRC assignment will be his responsibility. Polypore’s designated tax consultant would be available to assist with this filling.

In addition, Polypore’s designated tax consultant will prepare Mr. Pierre Hauswald PRC and home country income tax returns, as required.

Mr. Pierre Hauswald is advised to consult with representatives of Polypore’s designated tax consultant to ensure all required PRC and French tax are addressed. A meeting with the host country representatives is also encouraged to address any host country tax issues.

9.                            Social ProtectEion

Social protection in the PRC:

While working abroad, Mr. Pierre Hauswald (and his spouse as a legal dependent), shall be covered by the PRC Social Security regime.

Polypore Shanghai is responsible for the formalities of affiliating Mr. Pierre Hauswald (and his spouse as a legal dependent), with Chinese system.

The corresponding charges, calculated on the salary as a specified in Section 5 “Remuneration”, are the responsibility of Mr. Pierre Hauswald, for the employee part, and Polypore Shanghai for the employer’s part.

Social protection in France:

The company will affiliate Mr. Pierre Hauswald (and his wife as having right) to the voluntary insurance of the French social security for the risks of sickness-maternity-disability, accident of the occupational disease work from the Caisse des Francais de l’etranger.

Moreover, Mr. Pierre Hauswald is covered by the French unemployment insurance scheme and supplementary pension provided by the group MALKOFF.

The corresponding contributions (employer), calculated on remuneration, as specified in section 5 “base pay”, are supported by the company Daramic SAS Sélestat.

For physical incapacity causing a stoppage of work, Mr. Pierre Hauswald will benefit from the maintenance of his compensation under the provisions of the CCN of the plastics industry and to those of the “contract of prevoyances”.

10.                     Paid Holidays

Mr. Pierre Hauswald shall have the right to paid holidays and special days off for family events foreseen by the applicable legislation in the employment contract and in accordance with the “Plastic Collective Bargaining Agreement.”

Both parties agree that the public holidays will be exclusively those legal Chinese holidays respected by Polypore Shanghai.

11.                     Safety and Hygiene

While working abroad, Mr. Pierre Hauswald shall submit to medical exams according to the arrangement in the effect in the Company.  Upon Mr. Pierre Hauswald’s return to France, he will take a medical examination with the “Médecine du Travail” in France.

12.                     Relocation/ Home Leave Trips

The company will pay the expense for travel’s trip for Anne Marie Hauswald to a maximum of Euro 15,000 per year.

A one-way business class ticket to France at the end of the assignment for Mr. Pierre Hauswald and his spouse Mrs. Anne Marie Hauswald.

13.                     Other Obligations

Mr. Pierre Hauswald is required to respect the laws and the public order as well as the customs of the PRC.

14.                     Repatriation during the course of this mission:

During the term of the work abroad, Mr. Pierre Hauswald and/or his spouse Mrs. Anne Marie Hauswald shall be repatriated at the expense of the Company (Polypore Shanghai Membrane Products Co. Ltd.), in the following circumstances:

•                  Death or illness requiring the return of Mr. Pierre Hauswald and/or his spouse Mrs. Anne Marie Hauswald to France.

•                  Political, social, climatic, or sanitary events putting Mr. Pierre Hauswald and/or his spouse Mrs. Anne Marie Hauswald in danger, or making impossible the continuation of Mr. Pierre Hauswald’s work abroad.

•                  A decision by the authorities of the assigned country to revoke the work and residence permits, not caused by the fault of Mr. Pierre Hauswald.

•                  Decision, for service reasons, of the Company Daramic, LLC.

•                  Termination of the employment relationship of Mr. Pierre Hauswald, except if terminated for just cause.

The expenses to be paid by the Company cover business class airfare (pursuant to the conditions specified in Section 15).

15.                     Repatriation at the end of the assignment:

At the end of the first period of mission abroad, Mr. Pierre Hauswald and his wife Mrs. Anne Marie Hauswald will be repatriated at the expense of the company Daramic SAS Sélestat once the mission is not renewed from 1er January 2014 to 31 May 2015.

If the mission is not extended until 31 May 2015, the parties agree to the establishment of a consultancy agreement, between Daramic SAS and Mr. Pierre Hauswald or between Daramic LLC and Mr. Pierre Hauswald, for a yearly fee of 40,000 Euro all charges included.

In any case, the establishment of a consultant contract will not impede the social mandate of President of SAS Daramic of Mr. Pierre Hauswald.

If the mission abroad is renewed until 31 May 2015, Mr. Pierre Hauswald has informed the company of his project to leave voluntarily by retirement June the 1st, 2015. He will benefit at this date of voluntary departure, of the retirement benefits calculated in accordance with the legal and conventional rules applicable, including provisions of the Convention Collective Nationale of the plastics industry.

Mr. Pierre Hauswald and his wife will be repatriated in France at the expense of the company Daramic SAS Sélestat.

16.                     Resignation

If Mr. Pierre Hauswald chooses to terminate his employment contract, he must notify the Company of his decision by certified letter, return receipt requested, addressed to his immediate Superior, and must give three (3) months notice.

In this event, the repatriating expenses in their entirety will be the responsibility of Mr. Pierre Hauswald.

17.                     Terms and conditions of dismissal in mission abroad

In cases of dismissal not motivated by serious misconduct or gross negligence, if dismissal occurs during the mission of working abroad, a three-month notice period will be respected.

The notification shall be made by registered letter with acknowledgement of receipt.

The termination indemnity, and all sums remaining due to Mr. Pierre Hauswald, will be paid by Daramic SAS being understood that the dismissal compensation paid will not be less than the overall gross remuneration perceived by Mr. Pierre Hauswald in respect of all of its duties in the past 12 months.

18.                     Applicable Texts

The parties agree that the applicable law to the present contract is the French Law except with respect to mandatory laws and public order in the PRC.

In case of ambiguity of a given point (choice of law, mandatory PRC legislation, required collective conditions of the employment Country independent of the law applicable to the present contract), the interpretation the most favorable to the employee Mr. Pierre Hauswald shall be accepted, subject to mandatory laws and public order of the PRC.

19.                     Jurisdiction

The parties agree that all litigation relating to the interpretation, execution, or breach of the present contract shall be before French Court of competent jurisdiction, in the same venue where the French company headquarters are located.

The French text of the present contract shall be the legal, enforceable contract, and this present English version shall have no force or effect.

The foregoing Agreement has been read and approved by the undersigned:

DARAMIS SAS,
Isabelle Goldin, HR Manager	Signature:	/s/ Isabelle Goldin

April 1st, 2011

Acceptance by Mr. Pierre Hauswald

Handwriting before the signature by the employee:

I give my express approval for this new period of expatriation

April 1st, 2011	Signature:	/s/ Pierre Hauswald